Exhibit 99.1

KFx Announces Private Placement of Common Stock

DENVER, November 22, 2004 — KFx Inc. (Amex: KFX) today announced that it has entered into definitive agreements with accredited institutional investors relating to a private placement of 4 million shares of KFx’s common stock at $12.00 per share, for total proceeds, before payment of placement fee and expenses, of $48 million. KFx intends to use the proceeds of the sale to fund the accelerated development of facilities for the production of K-Fuel(TM), the Company’s high-grade clean coal product.

The transaction is scheduled to close no later than November 24, 2004. The closing is subject to standard closing conditions. The securities to be sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold within the United States in the absence of an effective registration statement under the Securities Act and applicable state securities laws or exemption from those registration requirements. The Company has agreed to file a registration statement to register future resales of such shares.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

About KFx

KFx provides solutions to help coal-burning industries increase energy production while meeting emissions standards. The Company’s mission is to deploy its patented K-Fuel(TM) technology to transform abundant U.S. reserves of cheaper sub-bituminous coal and lignite into clean, affordable, efficient energy supplies. For more information on KFx, visit www.kfx.com.

Forward Looking Statements

This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the projected use of proceeds. KFx reserves the right to change the use of these proceeds from time to time as a result of contingencies such as competitive developments and new business opportunities, or other factors such as applicable risk factors identified from time to time in KFx’s filings with the Securities and Exchange Commission which are available through EDGAR at www.sec.gov. KFx assumes no obligation to update the forward-looking statements.

Contacts:

Media:

Jamie Tully

Citigate Sard Verbinnen

212-687-8080

Investors:

Ted Venners

303-293-2992